Exhibit 10.27

[DATE]

[NAME]

[ADDRESS]

Dear [NAME],

Appointment as Non-Executive Director

Appointment

Following our recent discussions, I am pleased to confirm my invitation to you to join the board of directors (the “Board”) of Patheon N.V. (the “Company”) as a Non-Executive Director. In addition to your acceptance and acknowledgment of this appointment letter, please complete and return the attached Directors’ and Officers’ Questionnaire (the “D&O Questionnaire”) in accordance with the accompanying instructions and the attached Consent of Director Nominee.

In completing the D&O Questionnaire, you consent to serve as a director of the Company and you consent to the Company’s use of the information in the D&O Questionnaire in the Company’s filings with the Securities and Exchange Commission, the New York Stock Exchange, The NASDAQ Stock Market LLC, state governments and other regulatory authorities.

You agree to perform your responsibilities as a director in good faith and in accordance with applicable law, the organizational documents of the Company and other policies and procedures applicable to such services. The Company’s Board will appoint you as a Non-Executive Director effective as of pricing of the Company’s upcoming initial public offering (the “Effective Date”). The continuation of your appointment is contingent on re-election at forthcoming annual stockholders’ meetings.

You will not be employed by the Company and will be free to pursue your other interests. We ask that you please disclose these interests to our General Counsel so that the Company can identify any appearance of conflict arising from our activities that may in the future intersect with yours. In addition, we ask that you comply with any other requirements related to service on other boards of directors that may be included in our organizational documents or Corporate Governance Guidelines. We expect that you will be considered to be an independent Non-Executive Director and will be identified as such in the annual report and other documentation. If circumstances change, and you believe that your independence may be in doubt, please discuss this with our General Counsel.

Confidentiality

In your role as Non-Executive Director, you will have access to confidential information about the Company and its clients and you agree to apply the highest standards of confidentiality and, except in the proper performance of your services, not to use or disclose to any person confidential information during your appointment or thereafter. In addition, you agree to comply with those provisions of the Company’s Code of Business Conduct and other policies applicable to Non-Executive Directors.

On termination of your appointment, you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company which are in your possession, custody or power by virtue of your position as a Non-Executive Director of the Company.

Committees

The Board may appoint you to serve on one or more committees of the Board. Compensation associated with committee service is addressed in the Remuneration section of this appointment letter.

Remuneration

The Company’s Non-Executive Director compensation program is described generally below. The Board or the applicable committee reserves the right to adjust the remuneration of directors from time to time.

In consideration of your services and in accordance with the Company’s compensation arrangements for Non-Executive Directors, you will receive annual compensation of $250,000 comprised of (A) restricted stock units (“RSUs”) with a grant date fair market value of $165,000 in accordance with the terms and conditions set forth in the Company’s omnibus incentive plan and applicable award agreement and (B) $85,000 in cash, which you may elect to receive in fully vested deferred stock units in accordance with the Company’s election procedures. Subject to the applicable award terms, the RSUs you receive in connection with your retainer will vest on the first anniversary of the applicable date of grant.

For each year of your service on the Audit Committee, you shall receive an additional annual amount of $10,000 (or $25,000 for serving as its chair). [For each year of your service on the Compensation Committee, you shall receive an additional annual amount of $7,500 (or $15,000 for serving as its chair).] For each year of your service on a Committee (other than the Audit Committee or Compensation Committee), you shall receive an additional annual amount of $6,000 (or $12,000 for serving on such committee as its chair).

Stock Ownership Requirement

As a Non-Executive Director, you will be subject to the Company’s stock ownership guidelines. In general, this means that you will be expected to hold equity shares with a value equal to five (5) times your annual cash retainer within three (3) years of your initial election to the Board. The Board or the applicable committee reserves the right to adjust the stock ownership guidelines from time to time.

Expenses

The Company will reimburse you for reasonable and properly documented expenses incurred in performing your duties and in accordance with applicable reimbursement policies.

We look forward to your participation on the Board of Patheon N.V.

Sincerely,

ACCEPTED AND ACKNOWLEDGED BY:

[NAME]	Date